Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Pan American Silver Corp. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated March 22, 2018, appearing in the Annual Report on Form 40-F of Pan American Silver Corp. for the year ended December 31, 2017.

/s/ Deloitte LLP

Chartered Professional Accountants
Vancouver, Canada
February 22, 2019